UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2008

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 6, 2008, Sonic Solutions (“Sonic”) received a letter from the Board of Directors of The NASDAQ Stock Market LLC (the "NASDAQ Board") informing Sonic that the NASDAQ Board had issued a decision granting an extension, until May 12, 2008, to file each of its delinquent filings. Sonic's securities will remain listed on The NASDAQ Global Select Market during this period. The Board had previously issued a decision granting Sonic until March 10, 2008 to file each of its delinquent filings.

As previously announced, on February 1, 2007, Sonic commenced a voluntary review of its historical and current stock option grant practices and related accounting. Sonic has completed its review, and on February 26, 2008, Sonic filed its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006 and its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (the "2007 10-K"). The 2007 10-K contains Sonic's restated historical results for specified periods ended on or prior to March 31, 2007 as well as detailed explanations of the voluntary review and restatement, including the conclusions of Sonic’s Audit Committee. Sonic intends to file Quarterly Reports on Form 10-Q for the first fiscal quarter ended June 30, 2007, the second fiscal quarter ended September 30, 2007 and the third fiscal quarter ended December 31, 2007 as soon as possible.

As previously announced, Sonic has received notices of non-compliance from the Staff of The NASDAQ Stock Market due to Sonic's failure to timely file its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006, June 30, 2007 and September 30, 2007 and the 2007 10-K, each as required by NASDAQ Marketplace Rule 4310(c)(14) and for failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before March 31, 2007 as required by NASDAQ Marketplace Rules 4350(e) and 4350(g), respectively. While Sonic is working diligently to complete all necessary filings and thereby demonstrate compliance with the applicable requirements for continued listing on The NASDAQ Global Select Market, there can be no assurance that Sonic's common stock will remain listed on The NASDAQ Global Select Market beyond the May 12, 2008 deadline established by the NASDAQ Board or that the NASDAQ Board will grant Sonic a further extension to comply with the NASDAQ filings requirements, if needed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ Paul F. Norris
Name: Paul F. Norris
Title: Interim Chief Financial Officer

Date: March 11, 2008